Exhibit 10.2

Certain identified information has been omitted from this exhibit because it is not material and is customarily and actually treated by the registrant as private or confidential. [***] indicates that information has been omitted.

CHAIN BRIDGE BANCORP, INC.

STOCK APPRECIATION RIGHTS PLAN

THIS CHAIN BRIDGE BANCORP, INC. STOCK APPRECIATION RIGHTS PLAN (the “Plan”) is adopted this 12th day of March, 2013, by Chain Bridge Bank, N.A., a national banking association organized under the laws of the United States, whose principal office is located in McLean, Virginia (the “Bank”). This Plan shall become effective as of the Effective Date.

The purpose of this Plan is to reward key officers of the Bank, for their contributions to the long term success of the Bank. The Bank shall pay all benefits for its employees under this Plan from its general assets. In the event this Plan is adopted by the Chain Bridge Bancorp, Inc. (the “Holding Company”), or a subsidiary other than the Bank, for the benefit of their employees, the benefits hereunder shall be the obligation of those employers. This Plan shall be unfunded for tax purposes.

ARTICLE 1

DEFINITIONS

Terms bearing initial capital letters but not otherwise defined in this Plan shall have the following meanings:

Award means an award of Stock Appreciation Rights under this Plan.

Bank means Chain Bridge Bank, N.A., a national banking association organized under the laws of the United States.

Beneficiary shall mean the Beneficiary designated on the Beneficiary Designation Form.

Beneficiary Designation Form means the form in Exhibit A established and approved from time to time by the Bank’s Human Resources Committee that a Participant completes, signs and returns to the Bank to designate one or more beneficiaries.

Benefit Payment Date means March 14th following the seventh anniversary of the last day of the Plan Year for which an Award was granted. – For example, this means that SARs granted in March 2013 for the Plan Year 2012 would be payable on March 14, 2020. As provided in Section 3.4, assuming SAR’s are awarded in March, SAR’s would vest on the last day of the seventh Plan Year following the Plan Year after which an Award is granted.

Board of Directors means the Bank’s Board of Directors.

Cause means:

(a) Gross negligence or gross neglect of duties;

(b) Commission of a felony;

(c) Actions adverse to the interests of the Bank, such as, but not limited to fraud, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Participant’s employment; or

(d) An order for removal of the Participant by the Bank’s banking regulators.

Change of Control shall mean the following:

(a) A change in the ownership of the Company or Bank, a change in the effective control of the Company or Bank, or a change in the ownership of a substantial portion of the assets of the Company or Bank, in each case as provided under Section 409A of the Internal Revenue Code of 1986, as amended, and IRS Regulation 1.409-3(i)(5). Notwithstanding the foregoing, the first sentence of IRS Regulation 1.409-3(i)(5)(vi)(1) as applied to the Agreement is revised to read as follows:

The date any one person other than Peter G. Fitzgerald and his relatives, or more than one person, other than Peter G. Fitzgerald, acting as a group (as determined under paragraph (i)(5)(v)(B) of this section), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 50 percent or more of the total voting power of the stock of such corporation.

No Change of Control shall be deemed to have occurred as a result of the sale or transfer of shareholder interests of the Company to an employee benefit plan sponsored by the Company, the Bank, or an affiliate thereof.

Code means the Internal Revenue Code of 1986, as amended.

Disability means the existence of a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months as a result of which a Participant (i) is unable to engage in any substantial gainful activity by reason of such physical or mental impairment, or (ii) is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the insurance provider for the disability plan covering employees of the Bank, provided the definition of disability under the disability plan is the same as the definition of disability under this Plan. The Participant must submit proof to the Human Resources Committee of the Social Security Administration’s or the provider’s determination upon the request of the Human Resources Committee.

Effective Date means January 1, 2013.

Holding Company means Chain Bridge Bancorp, Inc., a Virginia corporation, which owns 100% of the stock of the Bank.

Human Resources Committee means the Human Resources Committee of the Board of Directors of the Bank, as constituted from time to time.

Participant means an employee of the Bank who has been selected to participate in the Plan and who has completed any forms required for participation by the Bank, including the Participant Agreement.

Participant Agreement means the Participant Agreement attached hereto as Exhibit B to indicate the Participant’s agreement to accept an Award and be bound by the terms and obligations of this Plan.

Plan Year means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on January 1, 2012 and end on the following December 31.

Retained Earnings means the retained earnings line item on the audited consolidated financial statements of the Holding Company or if such statements are not available at the time a payment is due hereunder, the unaudited financial statements of the Holding Company.

Retained Earnings Per Share means the amount shown as Retained Earnings divided by the number of shares of Stock of the Holding Company outstanding at the time of the computation.

Retirement Date means the date upon which a Participant attains age 65.

Secretary means the Secretary of the Department of the Treasury of the United States.

Separation from Service means the termination, for any reason, of a Participant’s service as an employee of the Bank and any member of a controlled group as defined in Section 414 of the Code to which the Bank belongs, other than by reason of a leave of absence approved by the Bank.

Stock means the common stock, $1.00 par value per share, of the Holding Company.

Stock Appreciation Account means the account established for each Participant pursuant to Section 4.1 hereof.

Stock Appreciation Right means a right to receive an amount in cash equivalent to the increase in Retained Earnings Per Share under the provisions of this Plan.

ARTICLE 2

ELIGIBILITY AND PARTICIPATION

2.1 Selection by Human Resources Committee and the Board of Directors. Participation in the Plan shall be limited to a select group of key officers recommended to the Board of Directors by the Human Resources Committee and determined by the Board of Directors in their sole discretion. Each Participant will be notified in writing that he or she has been selected as a Participant in the Plan.

2.2 Enrollment Requirements. As a condition to participation, each Participant shall complete, execute and return to the Human Resources Committee or senior management the Participant Agreement and a Beneficiary Designation Form as set forth in Exhibit A. In addition, the Human Resources Committee shall establish from time to time such other enrollment and eligibility requirements as it determines in its sole discretion are necessary.

2.3 Eligibility; Commencement of Participation. Provided that a Participant has met all enrollment requirements set forth in this Plan and required by the Human Resources Committee and Board of Directors, that Participant will be eligible to receive Awards at the time and in the manner provided hereunder at the sole discretion of such committee and the Board of Directors, subject to the provisions of this Plan. Notwithstanding any other provision herein, no Award shall be made under this Plan for a year if the Return on Equity (“ROE”) for that year is below five percent (5%) [***].

2.4 Termination of Participation and/or Eligibility. If the Board of Directors determines that a Participant no longer qualifies as a member of a select group of management or highly compensated employees or, in its discretion, decides that the Participant should no longer be eligible to actively participate in the Plan, the Board of Directors shall have the right, in its sole discretion, to terminate the Participant’s active participation in the Plan. A determination that a Participant is no longer eligible to participate in the Plan shall not affect the Participant’s Stock Appreciation Account at the time of such determination and the Participant would still be entitled to receive distributions under the provisions of the Plan in accordance with the distribution rules of the Plan, if the Participant remains an employee of the Bank and becomes vested in Awards that were allocated to the Participant’s Stock Appreciation Account during the time the Participant actively participated in the Plan.

ARTICLE 3

AWARD GRANTS AND VESTING

3.1 Award Grants. In March of each year, commencing March 2013, the Human Resources Committee shall consider grants of Awards to Participants. Such Awards shall be considered in respect of the immediately preceding calendar year, which shall be considered the Plan Year for any such Awards granted. At that time, the Human Resources Committee may (but shall be under no obligation to) grant Awards to Participants. The number of Stock Appreciation Rights awarded to each Participant shall be determined at the discretion of the Human Resources Committee and a written notice of such Award shall be furnished to the Participant.

3.2 Extraordinary Items. In the event of any increase or decrease in Retained Earnings or the number of shares of Stock outstanding that occurs by reason of a corporate event (including, but not limited to, a stock issuance, stock dividend, stock split, reverse stock split, recapitalization, repurchase of treasury shares, merger, consolidation, combination, exchange of shares, infusion of capital, or other similar corporate change), or in the event of a restatement of the consolidated financial statements of the Holding Company, the Human Resources Committee shall equitably adjust the number and value of Stock Appreciation Rights then outstanding, and the Human Resources Committee’s judgment on such equitable adjustment shall be final and binding on all Participants.

3.3 Payment of Award Grant. A Participant shall be entitled to receive in cash the value of an Award on the Benefits Payment Date or a date provided in Article 5, if earlier, less any amount required to be withheld for federal and state income taxes and for Social Security and Medicare taxes, provided the Participant has been continuously employed by the Bank through the last day of the vesting period. The value of each Stock Appreciation Right shall be equal to the sum of (A) Retained Earnings of the Holding Company on the seventh anniversary of the last day of the Plan Year for which the Award was granted, (B) plus all cash dividends which have been declared and paid by the Holding Company on or after the last day of the Plan Year for which the Award was granted to and including such seventh anniversary date, minus (C) Retained Earnings of the Holding Company as of the last day of the Plan Year for which the Award was granted, divided by the number of shares of Stock of the Holding Company outstanding on such seventh anniversary date. In the case of a Participant whose vesting has been accelerated pursuant to Article 5 or Article 9, the value of each Stock Appreciation Right with respect to which vesting has been accelerated shall be equal to the sum of (A) Retained Earnings of the Holding Company as of the last day of the most recent calendar quarter prior to the date of the event which caused vesting to be accelerated, (B) plus all cash dividends which have been declared and paid by the Holding Company on or after the last day of the Plan Year for which the Award was granted to and including such last day of the calendar quarter minus (C) Retained Earnings of the Holding Company as of the last day of the Plan Year for which the Award was granted, divided by the number of shares of Stock of the Holding Company outstanding on such last day of the calendar quarter.

3.4 Vesting of Awards. Except as may be otherwise provided in this Plan, an Award shall vest on the last day of the seventh Plan Year following the Plan Year for which an Award is granted.

ARTICLE 4

STOCK APPRECIATION ACCOUNT

4.1 Establishment and Crediting. The Bank shall establish a Stock Appreciation Account on its books for each Participant. The Bank shall credit to such Stock Appreciation Account all Awards granted the Participant under the Plan and the Bank shall debit from such Stock Appreciation Account all distributions, including amounts withheld for federal and state income taxes and Social Security and Medicare taxes, made to the Participant under the Plan.

4.2 Statement of Accounts. The Bank shall provide to each Participant, within a reasonable time following the fourth quarter of each Plan Year and immediately prior to the payment of any benefits, a statement setting forth the balance in the Stock Appreciation Account of such Participant and setting forth the number of Stock Appreciation Rights and the value thereof.

4.3 Accounting Device Only. The Stock Appreciation Account is solely a device for measuring amounts to be paid under this Plan. The Stock Appreciation Account is not a trust fund of any kind. The Participant is a general unsecured creditor of the Bank for the payment of vested benefits and any assets set aside by the Bank to pay benefits hereunder shall remain the property of the Bank until such benefits are paid. The rights of Participants hereunder are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Participant’s creditors.

ARTICLE 5

BENEFITS

5.1 Normal Benefit. Subject to all of the provisions of this Plan, upon the Benefit Payment Date for an Award, the Bank shall pay to a Participant the value of that Award in a lump sum in cash, less any amount required to be withheld for federal and state income taxes and for Social Security and Medicare taxes.

5.2 Separation from Service. Except as otherwise provided in Sections 3.3, 5.3, 5.4 and 5.5, upon a Separation from Service, all unvested amounts shall be forfeited. Notwithstanding any provision of this Plan to the contrary, if the Participant’s Separation from Service is for Cause, as determined by the Bank Board of Directors, in their sole discretion, the Participant shall forfeit the unpaid balance credited to the Participant’s Stock Appreciation Account and the Participant shall have no further rights hereunder.

5.3 Change of Control.

A. Prior to vesting under Section 3.4, on the date which is seventy-four (74) days after a Change of Control, a Participant shall become 100% vested in all Awards in his Stock Appreciation Account as of the date of such Change of Control regardless of when such Awards were granted if on or before the end of such 74-day period, (a) a Participant has an involuntary Separation from Service (other than an involuntary Separation from Service for Cause as provided in Section 5.2); or (b) the base salary (not including bonuses or other benefits) of the Participant is reduced from his or her base salary which was in effect immediately prior to the Change of Control. The Bank shall pay to the Participant the balance credited to the Participant’s Stock Appreciation Account in a lump sum in cash, less any amounts withheld for federal or state income taxes and for Social Security and Medicare taxes, within seventy-four (74) days following vesting under this Section.

B. In the event a payment is due after a Change of Control under the provisions hereof, if the payment under this Agreement, either alone or together with other payments which the Participant has the right to receive from the Bank, would constitute a “parachute payment” (as defined in Code Section 280G), such payment shall be reduced to the largest amount as will result in no portion of the payment being subject to the excise tax imposed by Section 4999 of the Code. The determination of any reduction in the lump sum severance payment under this section, pursuant to the foregoing provision shall be made by the Bank in good faith, and such determination shall be conclusive and biding on the Participant.

5.4 Retirement Benefit. Upon a Separation from Service on or after the Participant’s Retirement Date, provided that such Participant has been employed by the Bank for a period of three (3) years prior to such Separation from Service (either before or after the Effective Date of the Award of the benefit hereunder), all previously non-vested amounts in such Participant’s Stock Appreciation Account shall vest as of the date the Participant has a Separation from Service. Subject to the provisions of the following sentence, each Award of such Participant, less any amounts required to be withheld for federal and state income taxes and for Social Security and Medicare taxes, shall be paid to such retired Participant on the Benefit Payment Date for such Award. In the event of the retired Participant’s death prior to the Benefit Payment Date, the balance in his Stock Appreciation Account shall be paid to his Beneficiary or as is provided in Article 6 within seventy-four (74) days following the Participant’s death.

5.5 Death or Disability Benefit. Prior to vesting under Section 3.4, upon Separation from Service due to Participant’s death or Disability, the Participant shall become 100% vested in all Awards in his Stock Appreciation Account on the date of Participant’s death or the date of the determination of Participant’s disability, regardless of when such Awards were granted. The Bank shall pay to the Participant, or the Participant’s designated Beneficiary as the case may be, the Stock Appreciation Account in a lump sum in cash, less any amounts required to be withheld for federal and state income taxes and for Social Security and Medicare taxes, within seventy-four (74) days following Separation from Service due to Disability or the Participant’s death.

5.6 Restriction on Timing of Distribution. Notwithstanding any provision of this Plan to the contrary, if the Holding Company’s Stock is publicly traded on an established exchange or otherwise, and if the Participant is considered a “key employee,” as defined in Section 416(i) of the Code, distribution under Sections 5.2, 5.3 or 5.5 (for Disability only) may not commence earlier than six months after the date of Separation from Service.

ARTICLE 6

BENEFICIARIES

6.1. Beneficiary Designations. The Participant shall designate a Beneficiary by filing a written designation with the Bank. The Participant may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Participant and accepted by the Bank during the Participant’s lifetime. The Participant’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Participant, or if the Participant names a spouse as Beneficiary and the marriage is subsequently dissolved. If the Participant dies without a valid Beneficiary designation, all payments shall be made to the personal representative of the Participant’s estate.

6.2. Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

ARTICLE 7

NON-PIRACY AGREEMENT

7.1 Solicitation and Piracy of Customers. During the period in which Participant performs services for the Bank and for a period of twenty-four (24) months after termination of Participant’s employment with the Bank, for any reason, Participant hereby covenants and agrees that he shall not, directly or indirectly, on his own behalf or on behalf of any other financial institution, except for the sole account and benefit of the Bank, anywhere in the United States, sell, provide, or solicit to sell or provide to any Bank Customer (as defined below) or Prospective Bank Customer (as defined below) any financial products or services competitive with those being provided by the Bank as of the date of Participant’s separation, including deposit opportunities and loans.

For purposes of this Agreement, “Bank Customer” shall mean any person or entity who maintained an account with or who obtained or purchased products or services from the Bank at any time within the 180 days preceding the last day of Participant’s employment with the Bank.

For purposes of this Agreement, “Prospective Bank Customer” shall mean any person or entity for whom loans or deposit terms were being prepared or had been submitted at any time within the 90 days immediately preceding the last day of Participant’s employment with the Bank.

Participant acknowledges that a geographic scope encompassing the entire United States is appropriate with respect to the restrictions set forth in this Section because the Bank is a national bank and its customers can and do reside throughout the United States, and Participant further acknowledges that this restriction is reasonable in that it does not prevent Participant from working for a competing financial institution in the United States, but merely restricts Participant’s ability for a 24 month period from soliciting or selling or providing competitive products and services to any Bank Customer or Prospective Bank Customer.

7.2 Non-Solicitation and Non-Hiring of Employees. During the period in which Participant performs services for the Bank and for a period of twenty-four (24) months after termination of Participant’s employment with the Bank, Executive agrees that he shall not, directly or indirectly, on Participant’s own behalf or the behalf of another person or entity, hire or employ, or attempt to hire or employ, or assist any other person or entity in the solicitation or hiring of any Bank Employee. “Bank Employee” shall mean any person who was employed by the Bank at any time within the 90 days preceding the last day of Participant’s employment with the Bank.

7.3 Confidential Information. Participant acknowledges that in his employment he is or will be making use of, acquiring, or adding to the Bank’s confidential information which includes,

but is not limited to, customer lists, account and deposit lists, loan portfolios, memoranda and other materials or records of a proprietary nature; technical information regarding the operations of the Bank; and records and policy matters relating to finance, personnel, market research, strategic planning, current and potential customers, lease arrangements, service contracts, management, and operations. Therefore, to protect the Bank’s confidential information and to protect other employees who depend on the Bank for regular employment, Participant agrees that he will not in any way use any of said confidential information except in connection with his employment by the Bank, and except in connection with the business of the Bank. Participant further agrees that he will not copy, reproduce, or take with him the original or any copies of said confidential information and will not directly or indirectly divulge any of said confidential information to anyone without the prior written consent of the Bank.

7.4 Non-Disparagement. Following termination of Participant’s employment with the Bank, Participant hereby covenants and agrees that he shall not, directly or indirectly, defame, disparage, or otherwise put in a false or bad light the Bank, its products or services, its business, reputation, conduct, practices, directors, past or present employees, financial condition or otherwise. Following termination of Participant’s employment with the Bank, the Bank covenants and agrees that no Bank Participant Officer or Director shall defame, disparage, or otherwise put Participant in a false or bad light, except as may be required in internal Bank communications. The non-disparagement provisions contained herein shall not prohibit either party from responding truthfully to any subpoena or from providing truthful information in response to an inquiry (not initiated by the party) to any regulatory agency.

7.5 Return of Equipment. Upon termination of employment with the Bank for any reason, Participant shall promptly deliver to the Bank all Bank property including without limitation all computers, cell phones, writings, records, data, memoranda, contracts, sales literature, account lists, shareholder information, customer loan and deposit lists, data processing materials, and other documents, whether or not obtained from the Bank or any affiliate, which pertain to or were used by Participant in connection with his employment by the Bank. Participant may retain the phone number associated with Participant’s cell phone.

7.6 Remedies. Participant agrees that an impending or existing violation of any of the covenants contained in this Agreement would cause the Bank irreparable injury for which it would have no adequate remedy at law and agrees that the Bank shall be entitled to obtain injunctive relief prohibiting such violation, in addition to any other rights and remedies available to it at law or in equity. Participant’s obligations under each of Sections 7.1, 7.2, 7.3, 7.4, and 7.5 above are independent, separable, and independently enforceable of each other and of any legal obligations that may exist between the Bank and Participant. The real or perceived existence of any claim or cause of action of Participant against the Bank, whether predicated on this Agreement or some other basis, shall not alleviate Participant of Participant’s obligations under this Agreement and shall not constitute a defense to the enforcement by the Bank of the restrictions and covenants contained herein.

Notwithstanding any other provision herein, in the event of Participant’s violation of any provision of this Article, no payment provided for in this Agreement shall be made and, in the event such payments have been made by the Bank to the Participant, the Participant shall immediately return such payment to the Bank and agrees that in addition to any other remedy provided for herein, a judgment for such amount may be entered against the Participant.

ARTICLE 8

CLAIMS AND REVIEW PROCEDURES

8.1 Claims Procedure. A Participant or Beneficiary (“claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

8.2 Initiation – Written Claim. The claimant shall initiate the claim by submitting to the Bank a written claim for the benefits. Claims must be submitted within 30 days of receiving the annual Stock Appreciation Account statement.

8.3 Timing of Bank Response. The Bank shall respond to the claimant within 30 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 30 days by notifying the claimant in writing, prior to the end of the initial 30-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

8.4 Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial,

(b) A reference to the specific provisions of the Plan on which the denial is based,

(c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(d) An explanation of the Plan’s review procedures and the time limits applicable to such procedures, and

(e) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

8.5 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

Initiation – Written Request. To initiate the review, the claimant, within 30 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

Timing of Bank Response. The Bank shall respond in writing to the claimant within 30 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 30 days by notifying the claimant in writing, prior to the end of the initial 30-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial,

(b) A reference to the specific provisions of the Plan on which the denial is based, and

(c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(d) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Failure to Follow Review Procedure. If the claimant does not appeal pursuant to the procedures herein, the denial will be final, binding and nonappealable.

ARTICLE 9

AMENDMENTS AND TERMINATION

9.1. Amendments and Termination. This Plan may be amended, altered, suspended or terminated at any time, in the sole discretion of and by action of the Human Resources Committee, including amendments to conform with written directives to the Company from its auditors or banking regulators, or to comply with legislative changes or tax law, including, without limitation, Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder. No amendment shall reduce any Participant’s granted or vested Awards.

9.2. Plan Termination Generally. The Bank may terminate this Plan at any time. Except as provided in Section 9.3, the termination of this Plan shall not a cause a distribution of benefits under this Plan. Rather, after such termination, benefit distributions will be made at the earliest distribution event permitted under Article 3 or Article 5.

9.3. Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 9.2, if this Plan terminates in the following circumstances:

(a) Within thirty (30) days before or twelve (12) months after a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank as described in Section 409A(2)(A)(v) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of the Plan and further provided that all the Bank’s arrangements which are substantially similar to the Plan are terminated so the Participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b) Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c) Upon the Plan’s termination of this and all other arrangements that would be aggregated with this Plan pursuant to Treasury Regulations Section 1.409A-1(c) if the Participant participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Plan;

the Bank may distribute the amount the Bank has accrued with respect to the Bank’s obligations hereunder, determined as of the date of the termination of the Plan, to the Participant in a lump sum subject to the above terms

ARTICLE 10

MISCELLANEOUS

10.1. Binding Effect. This Plan shall bind the Participants and the Bank, and their beneficiaries, survivors, executors, successors, administrators and transferees.

10.2. No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give any Participant the right to remain an employee of the Bank, the Holding Company, or a subsidiary of the Holding Company, nor does it affect the right of the Bank to discharge any

Participant. It also does not require any Participant to remain an employee of the Bank, the Holding Company, or a subsidiary of the Holding Company or affect the right of the Participant to terminate his or her employment.

10.3. Non-Transferability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

10.4. Reorganization. All obligations of the Bank under this Plan shall be binding on any successor to the Bank, including successors by merger, consolidation, reorganization or sale of all or substantially all of the assets of the Bank to another entity. Upon the occurrence of such event, the term “Bank” as used in this Plan shall be deemed to refer to the successor or survivor entity.

10.5. Tax Withholding. The Bank shall withhold any taxes including FICA, that are required to be withheld from the benefits provided under this Plan.

10.6. Applicable Law. This Plan and all rights hereunder shall be governed by the laws of the Commonwealth of Virginia, except to the extent preempted by the laws of the United States of America.

10.7. Unfunded Arrangement. Participants and their Beneficiaries are general unsecured creditors of the Bank for the payment of vested benefits under this Plan. Such rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance policy on the life of a Participant owned by the Bank is an asset of the Bank to which the Participant and his or her Beneficiaries have no claim or interest.

10.8. Entire Agreement. This Plan and the Participant Agreement constitute the entire agreement between the Bank and the Participants as to the subject matter hereof. No rights are granted to the Participant by virtue of this Plan other than those specifically set forth therein.

10.9. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein shall include the feminine, the plural shall include the singular and the singular shall include the plural.

10.10. Severability. If any provision of this Plan is declared by any suit or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other provision of this Plan. Any provision of a section of this Plan so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the other provisions of such section to the fullest extent possible.

10.11 Authority of the Bank Board of Directors. The Bank Board of Directors has all the powers and authority expressly conferred upon it herein and further shall have discretionary and final authority to determine all questions concerning eligibility and contributions under the Plan, to interpret and construe all terms of the Plan, including any uncertain terms, and to determine any disputes arising under and all questions concerning administration of the Plan. Any determination made by the Bank Board of Directors shall be given deference, if it is subject to judicial review, and shall be overturned only if it is arbitrary or capricious. In exercising these powers and authority, the Bank Board of Directors will always exercise good faith, apply standards of uniform application, and refrain from arbitrary action. The Bank Board of Directors may employ attorneys, agents, and accountants as it finds necessary or advisable to assist it in carrying out its duties. The Bank Board of Directors reserves the right at a later date to designate any person or persons other than the Bank Board of Directors to carry out any of its powers, authority, or responsibilities. Any delegation will be set forth in writing.

10.12. Named Fiduciary. The Bank shall be the named fiduciary and Plan administrator under this Plan. It may delegate to others certain aspects of the management and operational responsibilities, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

10.13. Compliance with Section 409A.

(a) It is the Bank’s intent that the applicable payments and benefits provided under this Plan shall be exempt from the application of, or otherwise comply with, the requirements of Section 409A of the Internal Revenue Code (“Section 409A”). Specifically, applicable taxable benefits or payments provided under this Plan are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the involuntary separation pay exceptions to maximum extent possible. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Bank shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this Plan may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A upon the Participant.

(b) If neither the “short-term deferral” nor the involuntary separation pay exceptions to Section 409A described above applies to a benefit, payment, or reimbursement under this Plan, then notwithstanding any provision in this Plan to the contrary, it is intended that any payment or benefit which is provided pursuant to, or in connection with, this Plan shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Any provision in this Plan that is determined to violate the requirements of Section 409A shall be void and without effect. To the extent permitted under Section 409A, the parties shall reform the provision, provided such reformation shall not subject the Participant to additional tax or interest and compensation as a result of the reformation. In addition, any provision that is required to appear in this Plan that is not expressly set forth shall be deemed to be set forth herein, and this Plan shall be administered in all respects as if such provision were expressly set forth. References in this Plan to Section 409A of the Internal Revenue Code includes rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code Section 409A.

IN WITNESS WHEREOF, the Bank has duly executed this Plan as of the date set forth above.

BANK:

CHAIN BRIDGE BANK, N.A.

By:	/s/ Elizabeth O’Shea
Printed Name: Elizabeth O’Shea
Title: Chairperson, HR Committee

EXHIBIT A

CHAIN BRIDGE BANCORP, INC. STOCK APPRECIATION RIGHTS PLAN

BENEFICIARY DESIGNATION FORM

I designate the following as Beneficiary of any death benefits under this Plan:

Primary:

Contingent:

Note: To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these Beneficiary designations by filing a new written designation with the Bank. I further understand that pursuant to Section 6.1 of the Plan the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Signature:

Printed Name:

Date:

Accepted by the Company this   day of           , 20 .

Signature:

By:

Title:   Chairperson, Compensation Committee

EXHIBIT B

PARTICIPANT AGREEMENT

THIS AGREEMENT between Chain Bridge Bank, N.A., a national banking association (“Bank”) and              (“Participant”) is dated and effective              .

WHEREAS, the Bank has adopted the Chain Bridge Bancorp, Inc. Stock Appreciation Rights Plan (“Plan”), which Plan is attached hereto as Exhibit A and included in this Agreement by reference, and the Bank has agreed that Participant shall become a Participant in such Plan and the parties wish to agree to the terms and conditions of Participant’s participation in such Plan.

NOW, THEREFORE, for good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	It is agreed hereby that as of the above date, the Participant shall be a Participant in the Plan and shall continue as a Participant in the Plan until notified otherwise as is provided in such Plan.

2.	The Participant and the Bank hereby agree to be bound by, and subject to, the terms and conditions in such Plan as if such terms and conditions were set forth in full herein.

3.

This Agreement and the terms of the Plan may be modified unilaterally by the Bank as is provided for in the Plan. Otherwise, this Agreement may only be modified, amended, or terminated by the written agreement of the parties hereto. This Agreement shall be governed by the laws of the Commonwealth of Virginia and the laws of the United States.

PARTICIPANT:	BANK:

CHAIN BRIDGE BANK, N.A.

By:

Printed Name:	Printed Name:

Title: Chairperson, Compensation Committee

Exhibit A

to

Participant Agreement

CHAIN BRIDGE BANCORP, INC.

STOCK APPRECIATION RIGHTS PLAN